UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

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FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported):
January 15, 2008

BIOSANTE PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-31812	58-2301143
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

111 Barclay Boulevard Lincolnshire, Illinois	60069
(Address of principal executive offices)	(Zip Code)

(847) 478-0500
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On January 15, 2008, the Board of Directors of BioSante Pharmaceuticals, Inc., upon recommendation of the Compensation Committee, approved the award of discretionary annual cash bonuses for 2007 performance for BioSante’s executive officers.  In approving the bonuses, the Board recognized, among other achievements in 2007, the commercial launch of Elestrin™ in June 2007 and the receipt by BioSante of milestone and royalty payments from Bradley Pharmaceuticals, Inc., and the progress in the development of LibiGel® during 2007, including in particular the agreement with the U.S. Food and Drug Administration regarding the design of the safety study, as well as the listing of its shares on the NASDAQ Global Market.

The bonuses will be paid in two equal installments, with the first installment to be paid in January 2008 and the second installment to be paid on December 31, 2008 so long as the executive remains an employee of BioSante as of such date or if not employed as of such date was terminated by BioSante without cause.  In addition, the second installment payment would be made immediately upon any change of control of BioSante, including a merger or acquisition of BioSante.  The following table sets forth the amount of bonus awarded to each of the executive officers named below:

Name of Executive Officer	Title	Bonus
Stephen M. Simes	Vice Chairman, President and Chief Executive Officer	$256,100
Phillip B. Donenberg	Chief Financial Officer, Treasurer and Secretary	$87,600

The bonus paid to Mr. Simes represents 65% of his base salary for 2007 and the bonus paid to Mr. Donenberg represents 40% of his base salary for 2007.

These annual bonus awards were set forth in resolutions approved by the Board of Directors of BioSante and are not otherwise set forth in any written agreements between BioSante and the executive officers.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSANTE PHARMACEUTICALS, INC.

By: /s/ Louis W. Sullivan, M.D.
Louis W. Sullivan, M.D.
Chairman of the Board

Dated:   January 18, 2008